Exhibit 10.5

CITIZENS BANK OF MASSACHUSETTS	LOAN AGREEMENT

October 17, 2006

This Loan Agreement (the “Agreement”) is made by and between Cybex International, Inc., a New York corporation having a principal place of business at 10 Trotter Drive, Medway, Massachusetts 02053 (the “Borrower”) and Citizens Bank of Massachusetts, a Massachusetts banking corporation with its principal place of business at 28 State Street, Boston, Massachusetts 02109 (the “Bank”), with respect to a loan (the “Loan”) in the original principal amount of Thirteen Million Dollars ($13,000.000.00) (the “Loan Amount”) to be evidenced by, among other things, a Commercial Promissory Note to be made by the Borrower payable to the order of the Bank, as amended, extended, and modified from time to time (the “Note”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants and agreements set forth in this Agreement, Borrower and Bank hereby agree as follows:

BACKGROUND

The Borrower has entered into a Lease Agreement dated August 22, 2006 (the “Lease”) with First Industrial Development Services, Inc. (the “Seller”) with respect to Borrower’s lease and purchase of the real property currently known as Lot 1 and Outlot A of Block 1, Ebeling Farm Addition, Owatonna, Minnesota (the “Land”). The Lease requires Seller to construct on the Land a three hundred forty thousand (340,000) square foot manufacturing/office facility (the “Improvements”) for use by Borrower in the manufacture of fitness equipment. The Lease further provides that upon substantial completion of the Improvements (expected to be on or before June 30, 2007) the Borrower will pay the purchase price and complete the acquisition of the Land and Improvements (the “Acquisition”). The Lease allows the construction of the Improvements and contemplates the Acquisition upon substantial completion thereof.

In connection with the financing of the Acquisition, the Borrower has requested and the Bank has agreed (subject to the terms and conditions of this Agreement) to establish the Loan. The advance of the Loan Amount by the Bank (the “Funding”) shall occur only upon satisfaction of the Conditions to Loan Funding set forth in Section 5 below. Notwithstanding the foregoing, the Borrower has requested and the Bank has agreed (subject to the terms and conditions of this Agreement) to fix the rate of interest it will pay on the Loan by entering into a forward rate lock via an interest rate swap agreement (the “Hedging Agreement”). In order to secure the Borrower’s obligations under the Hedging Agreement, the Borrower has agreed to provide the Bank with the Negative Pledge or the Substitute Collateral (each as defined below).

This Agreement is intended to set forth the terms and conditions relating to the Borrower’s purchase of the Hedging Agreement, the establishment of the Loan, and the Funding of the Loan Amount.

1. Funding under Note; Term of Note; Interest Rate; Hedging Agreement

(a) Agreement to Advance Funds under Note. Subject to the terms and conditions of this Agreement and the Note, the Bank hereby agrees to advance the Loan Amount for the Acquisition. The amounts of all advances under the Loan shall be evidenced by the Note and shall be secured by the Mortgage and the other Loan Documents (as defined in Section 2 below).

(b) Term. The term of the Loan shall be seven (7) years from the date of the Note during which period Borrower shall make monthly payments of interest and principal as more particularly set forth in the Note.

(c) Interest Rate. The Loan Amount shall bear interest at a rate or rates of interest as same may be adjusted as provided in the Note. Interest shall be calculated on the basis of a 360-day year and actual day months.

(d) Hedging Agreement. In connection with the establishment of the Loan, the Borrower has purchased the Hedging Agreement for a period expiring on July 2, 2014, pursuant to which the Borrower shall make payments of interest and principal on the Note. The Hedging Agreement creates certain obligations and liabilities of Borrower to the Bank independent of this Loan Agreement and the Note. The Borrower shall comply with all terms, conditions and requirements of the Hedging Agreement as provided therein.

2. Security.

(a) Security. The Note and the other Liabilities (as defined below) shall be secured by (i) a certain Mortgage, Security Agreement and Assignment from the Borrower to Bank (the “Mortgage”) encumbering the real property with all improvements thereon known as Lot 1 and Outlot A of Block 1, Ebeling Farm Addition, Owatonna, Minnesota, (the collateral described in the Mortgage may be referred to as the “Mortgaged Property”). In addition, the Borrower’s Liabilities to the Bank under this Agreement and the Hedging Agreement shall be secured by a Negative Pledge Agreement (the “Negative Pledge”) from Borrower relative to the premises located at 10 Trotter Drive, Medway, Massachusetts 02053 (the “Medway Property”). In lieu of the Negative Pledge the Borrower may, at its option, deliver to the Bank substitute collateral with a valuation of not less than $325,000.00 (the “Substitute Collateral”), which Substitute Collateral must be in form and substance (including, without limitation, a perfected security interest) satisfactory to the Bank in its sole discretion.

(b) Agreement Regarding Negative Pledge/Substitute Collateral. Notwithstanding anything to the contrary contained herein, the Bank agrees to release the Negative Pledge/Substitute Collateral upon the advance of the Loan Amount as contemplated hereunder, acquisition of the Mortgaged Property by Borrower and the filing of the Mortgage creating in the Bank a first mortgage interest in and to the Mortgaged Property.

(c) Loan Documents. This Loan Agreement, the Hedging Agreement, the Mortgage, the Note, the Negative Pledge, any documentation necessary to the assignment and perfection of the Substitute Collateral and all other agreements, documents and instruments relating to or securing the Loan are collectively referred to herein as the “Loan Documents”.

4. Representations and Warranties. The Borrower represents and warrants to the Bank that:

(a) Organization. The Borrower is a validly existing and properly organized corporation under the laws of the State of New York, and is in good standing under the laws of the State of New York and of each other jurisdiction in which its business is conducted or properties owned requires such qualification, including, without limitation, the state of Minnesota. The execution and delivery of this Agreement and the Loan Documents constitutes representations by the Borrower and the individual(s) signing this Agreement and the Loan Documents that such execution and delivery has received all such authorization as may be necessary to permit such execution and delivery, and that it is enforceable against, and binds the Borrower.

(b) Financial Information. Any financial statements previously delivered to the Bank in connection with the Loan are true and correct in all material respects, were prepared in accordance with generally accepted accounting principles consistently applied and fairly present the respective financial conditions, results of operations and cash flows of the subjects thereof as of the respective dates thereof; as of the date hereof, no material adverse change has occurred in the financial conditions reflected therein since the respective dates thereof and no additional borrowings have been made by the Borrower since the date thereof which have not been fully repaid or which would materially affect the Borrower’s ability to perform its obligations hereunder other than the borrowing contemplated hereby, or pursuant to the currently outstanding credit facilities with GMAC Commercial Finance (“GMAC”) or the CIT Group/Business Credit, Inc. (“CIT”), or any other borrowings approved by the Bank, and that the Borrower is not in default under any note or any other agreement.

(c) Litigation. Except as described on Exhibit 4(c) hereto, there are no actions, suits or proceedings of a material nature pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower and not covered by liability insurance, or involving the validity or enforceability of the Mortgage or the priority of the lien of any of the same, at law or in equity, or before or by any Governmental Authority, and Borrower is not in default with respect to any judgment, decision, order, writ, injunction, decree or demand of any court or any Governmental Authority.

(d) Power and Authority. The consummation of the transactions hereby contemplated and performance of this Agreement, the Note, the Mortgage, the Negative Pledge, and other Loan Documents are within the powers of the Borrower and have been duly authorized by all necessary action and do not and will not result in any breach of, or constitute a default under, or conflict with any statute or other law, or any order, regulation or ruling of any court or other tribunal or of any governmental or administrative authority or agency, or any mortgage, deed of trust, lease, loan or credit agreement, corporate charter or by-law, partnership agreement, trust agreement or other instrument or as to which the Borrower is a party or by which it may be bound or affected.

(e) Access to Utilities. All public utility services necessary for the operation of the Mortgaged Property for its intended purpose are or at the time of Acquisition will be available at the boundaries of the Mortgaged Property including water supply, gas, electric and telephone facilities, and there is no impediment or restriction to connecting any of such facilities to the improvements and no charge required therefor, except as specifically noted in the written materials previously delivered by the Borrower to the Bank.

(f) Absence of Liens. Borrower has not made or entered into any contract or arrangement of any kind the performance of which by the other party thereto would give rise to a prior lien on the Mortgaged Property, in favor of any party other than the Bank, except for Permitted Encumbrances (as defined in the Mortgage).

(g) No Default. There is no default on the part of the Borrower under this Agreement or the other Loan Documents and, to the Borrower’s knowledge, no event has occurred and is continuing which with notice or the passage of time or both would constitute a default thereunder.

(h) Compliance. The Mortgaged Property contains no structural defects in the improvements thereto and upon completion, will comply with all applicable laws, ordinances, permits, licenses, approvals, regulations, restrictive covenants, environmental laws and zoning laws, and requirements of any governmental authorities.

(i) ERISA. The Borrower does not have a defined benefit pension plan under the Employee Retirement Income Security Act of 1974, as amended from time to time, the unfunded liabilities of which could be held to be a liability of the Borrower by the Pension Benefit Guaranty Corporation.

(j) Taxes. The Borrower has filed all federal, state and other tax and similar returns required to be filed and has, in all material respects, paid or provided for the payment of all taxes and assessments due thereunder, including all withholding, FICA and franchise taxes.

(k) Solvency. The Borrower is solvent and able to pay its debts as they become due.

(l) Loan Proceeds. The proceeds of the Loan made by the Bank to the Borrower are and shall be used for commercial purposes to acquire the Mortgaged Property.

5. Conditions to Loan Funding. The Bank shall not be obligated to advance the Loan Amount unless the Borrower is in compliance with the provisions hereof and each of the following additional conditions has been met:

(a) Loan Documents. The Borrower shall have executed, or cause to have been executed, and in each case delivered to the Bank, the Loan Documents and all items set forth on the Closing Agenda attached hereto as Exhibit A except as waived by Bank or Bank’s counsel.

(b) Title Insurance. The Borrower shall have delivered to the Bank a full coverage ALTA form of title insurance policy in an amount not less than the full amount of the Loan (or, in lieu of a policy, a title commitment containing the title company’s unconditional agreement to issue such a policy) insuring that the Mortgage is a valid first lien on Borrower’s unencumbered estate of good and marketable title in the Mortgaged Property, subject only to the Permitted Encumbrances (as defined in the Mortgage) and such other exceptions as shall be approved by the Bank’s counsel. The title insurance policy and issuer shall be subject to the approval of the Bank and shall contain only such title exceptions as shall be approved by the Bank’s counsel and the Bank shall be provided with such endorsements (including, without limitation, an ALTA 3.1 zoning endorsement) or other agreements of supplemental insurance (available in the State of Minnesota) as Bank shall require at the time of closing the Loan.

(c) Survey. The Borrower shall provide to the Bank an ALTA as built survey, with related surveyor certifications, in such detail as the Bank may require, in form and substance satisfactory to the Bank, including without limitation, a certification as to whether the Mortgaged Property is within a flood hazard area.

(d) Insurance. The Borrower shall furnish to the Bank (with evidence of payment of the premiums therefor annually in advance) relative to the Mortgaged Property, or the Bank may obtain at the Borrower’s expense (but the Bank shall have no obligation to do so) such insurance as required by the Mortgage.

(e) Opinions/Certifications. The Bank shall be in receipt of such opinions of counsel as the Bank shall reasonably request, which shall be in form and content satisfactory to the Bank and its counsel, dated as of the date hereof, including, without limitation, opinions regarding the legal existence of the Borrower, the authority of the Borrower to execute all documents as to which it is a party, the enforceability of all documents and the existence of any pending or threatened litigation against the Borrower. The Borrower shall also deliver to the Bank a certification from the appropriate municipal body/board as to compliance of the Mortgaged Property with applicable zoning requirements.

(f) Organizational Documents. The Bank shall be in receipt of certified copies of all organizational documents of the Borrower and all amendments thereto as well as certified copies of appropriate authorizations for each party.

(g) Miscellaneous Documents. Unless waived by the Bank, the Bank shall be in receipt of: (i) copies of all documentation relative to the Acquisition, (ii) a copy of all agreements which affect the Mortgaged Property, (iii) certification from the Borrower that all financial statements previously delivered to the Bank fairly present the financial condition of the party described therein as of the date thereof, and (iv) an independent appraisal of the Mortgaged Property, by an appraiser satisfactory to the Bank showing an appraised value in amount which justifies a loan to value ratio of not more than eighty five percent (85%).

(h) Representations and Warranties. The representations and warranties of the Borrower set forth in Section 4 above, all remain true and correct in all respects.

(i) Completion of Improvements; Permits and Approvals. The Improvements shall have been completed in all respects in a manner satisfactory to the Bank. The Bank shall (i) have received a copy of all variances, licenses and special permits, if any required for the use and operation of the Mortgaged Property (collectively, the “Approvals”) including, without limitation, occupancy permits, and (ii) the Borrower shall have satisfied all of the terms and conditions of the Approvals. Further, the Borrower shall have provided the Bank with evidence that all gas, sewer, water, electrical, telephone and any other utility services are available at the Mortgaged Property in adequate supply.

(j) Lease; Lease Restrictions; Borrower’s Estoppel. There shall have been no assignment (except pursuant to the express provision thereof), material amendment, material modification or termination of any existing lease, nor shall the Borrower have entered into any new lease affecting the Mortgaged Property, without the prior written consent of the Bank. In addition, the Bank shall have received copies of all leases for all or any portion of the Mortgaged Property and a certificate from the Borrower setting forth the commencement date of the term of each lease affecting the Mortgaged Property. The Borrower shall confirm that (i) each such lease is in full force and effect, and free from any default by either party thereto and has not been changed, modified, extended or amended, and (ii) no rent concessions have been made by the Borrower with respect to any such lease or tenant.

(k) Environmental Reports. The Bank shall have received a Phase I Environmental Site Assessment satisfactory to the Bank, certifying to the absence of oil, underground storage tanks and hazardous materials on or affecting the Mortgaged Property.

(l) Fees. The Bank shall have received from the Borrower any fees, costs and expenses as may be required by the Loan Documents.

(m) Agreements. The Bank shall have received and approved copies of all material agreements with respect to the Mortgaged Property, including, but not limited to, agreements for the development, management, service, supply or operation of the Mortgaged Property and the Borrower shall, prior to their execution, deliver to the Bank for its prior review and approval, all such contracts that the Borrower proposes to enter into subsequent to the date hereof.

(n) UCC Search. The Bank shall have received and approved searches of the appropriate UCC filing offices and registry of deeds showing no security interests affecting the Mortgaged Property or the Borrower other than those in favor of the Bank or approved by the Bank in writing.

(o) Additional Documents. The Borrower shall provide the Bank with such additional documents as the Bank may reasonably request.

Upon satisfaction of the Conditions to Loan Funding set forth in 5(a)-(o) above, so long as there has then occurred no Event of Default (or event which solely with the passage of time or giving of notice, or both, would be an Event of Default) which is then continuing, upon written request of the Borrower, the Bank will advance the Loan Amount for the purpose of financing the Acquisition.

6. Affirmative Covenants. So long as this Agreement is in effect or any amount is unpaid hereunder or under the Note, the Borrower shall:

(a) keep proper books of account in manner satisfactory to Bank;

(b) furnish the Bank with such financial information or other information pertaining to the operation of the Borrower and the Mortgaged Property as the Bank may from time to time reasonably request to demonstrate the continued compliance with any financial covenant in Section 8 of this Agreement;

(c) promptly pay all taxes, assessments and other governmental charges due from the Borrower as provided in the Mortgage;

(d) keep all of the Borrower’s property insured at all times with responsible insurance carriers;

(e) promptly inform the Bank of the commencement of any material action, suit, proceeding or investigation against the Borrower or the making of any counterclaim against the Borrower or any action, suit or proceeding and of all liens against any of the Borrower’s property, and of the occurrence of any default hereunder;

(f) pay all indebtedness to the Bank when due;

(g) fully and punctually perform all of the terms and conditions of the Mortgage, Negative Pledge Agreement, Note, and other Loan Documents;

(h) maintain all licenses and permits necessary for the operation of the Borrower’s property and business, in good standing at all times;

(i) after Acquisition, maintain and repair or cause to be maintained or repaired the Mortgaged Property in good condition and repair, ordinary wear and tear excepted, consistent with other comparable well maintained buildings and improvements and promptly make or cause to be made any repairs and replacements necessary to comply with this Agreement, whether interior or exterior, structural or non-structural, ordinary or extraordinary, and foreseen or unforeseen, damage from fire or other casualty excepted only to the extent provided in the Mortgage; and

(j) after Acquisition, if the building located on the Mortgaged Property is partially or totally damaged or destroyed by fire or other casualty or condemnation, proceed with the restoration thereof and diligently prosecute the work of restoration to completion as soon as is practicable, to the extent of insurance proceeds or condemnation awards therefor made available by the Bank pursuant to the terms of the Mortgage.

7. Negative Covenants. So long as this Agreement is in effect or any amount is unpaid hereunder or under the Note, the Borrower shall not, without the Bank’s prior written consent:

(a) create any voluntary encumbrance (other than the Mortgage, the Negative Pledge, the Loan Documents and leases, if any, approved by Bank in accordance with the terms hereof) on the Mortgaged Property; grant a security interest to anyone (other than the Bank) in any materials, fixtures or other items to be incorporated or installed in the improvements;

(b) except for the Lease, enter into or permit the Mortgaged Property to be affected by any leases or other agreements affecting ownership, use or occupancy of the Mortgaged Property outside of the normal course of business without the Bank’s prior written approval, nor shall the Borrower enter into or permit any material change, amendment, substitution, modification or voluntary termination of such agreement, existing or future, without the prior written consent of the Bank; and

(c) except for the Improvements, construct, or permit to be constructed any improvement on the Mortgaged Property without, in each instance, the prior written approval of the Bank, which approval shall not be unreasonably withheld or delayed so long as, in the Bank’s reasonable judgment, the Bank’s security or the ability of the Borrower to repay the Loan is not materially adversely affected.

8. Financial Reporting by Borrower. The Borrower agrees that the Bank may contact any third party, including, without limitation, any lienholders of the Mortgaged Property, any insurance company insuring the Mortgaged Property, and any financial institution with which the Borrower maintains a loan or depository relationship, to obtain information relating to the ownership, use, operation, maintenance or construction of the Mortgaged Property. The Borrower hereby authorizes each such third party to release such information to the Bank and agrees to execute any documents requested by the Bank to enable the Bank to obtain such information. The Borrower shall furnish the Bank, from time to time, such information as to the financial condition of the Borrower and the Mortgaged Property as the Bank may request, including, without limitation, the following:

(a) within forty five (45) days after the close of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, the Borrower shall furnish the Bank with financial statements, including a balance sheet as of the close of such quarter, and statements of income and retained earnings prepared by the Borrower and certified by an officer of the Borrower as accurate, true and complete.

(b) within one hundred twenty (120) days after the close of each fiscal year of the Borrower, the Borrower shall furnish the Bank with original, signed financial statements, including a balance sheet as of the close of such year and statements of income and retained earnings and cash flows for the year then ended, accompanied by a report thereon, prepared and audited in conformity with GAAP by a firm of independent certified public accountants acceptable to the Bank (KPMG being deemed acceptable to the Bank).

(c) such additional financial information and documentation as the Bank may from time to time reasonably request.

Failure to submit any financial information required herein on a timely basis shall constitute an Event of Default hereunder.

9. Financial Covenants by Borrower. The Borrower shall maintain the following financial covenants to be tested annually as set forth herein throughout the term of the Loan.

(a) [Intentionally Omitted.]

(b) Minimum Debt Service Coverage. At all times the Borrower shall generate a minimum Debt Service Coverage Ratio of 1.20X. The Debt Service Coverage Ratio shall be established by taking the Borrower’s EBITDA, less unfinanced capital expenditures, less dividends paid, divided by interest expense, plus regularly scheduled payments of principal paid on Indebtedness (exclusive of the CIT working capital revolving facility), plus cash taxes for the period in question. This covenant is to be tested quarterly, with the first test as of December 30, 2006, on a trailing twelve (12) month basis.

(c) Leverage Ratio. At all times, the Borrower’s Leverage Ratio shall not exceed 3.0X EBITDA. This covenant is to be tested quarterly, with the first test as of December 30, 2006, on a trailing twelve (12) month basis.

(d) Definitions; Assumptions.

Leverage Ratio shall mean, for any applicable period of computation, the ratio of the following for the Borrower and its subsidiaries on a consolidated basis determined in accordance with GAAP: (a) Funded Debt of the Borrower and its subsidiaries as of the end of such period to (b) EBITDA for such period.

EBITDA. In any period, all earnings of the Borrower for said period before all interest and tax obligations of the Borrower for said period and all depreciation and amortization expense for said period, determined in accordance with GAAP on a consistent basis with the latest audited financial statements of the Borrower, but excluding the effect of extraordinary or non-reoccurring gains or loses for such period.

Funded Debt. As of any date, the Indebtedness of the Borrower and its Subsidiaries for money borrowed from financial institutions.

GAAP. Those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accounts acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, as in effect on the date hereof.

10. Fees, Charges. The Borrower shall pay, upon demand, all costs, damages, charges and expenses incurred in the procuring, making, implementation, administration and enforcement of this Agreement and the Loan, including without limitation the reasonable fees and disbursements of the Bank’s attorneys, charges for appraisals, charges for environmental assessments, the fees of any inspector retained by the Bank, fees and expenses relating to examination of title, title insurance premiums, surveys, and recording, documentary, transfer or other similar taxes and revenue stamps.

11. Permitted Assignment by the Bank. The Bank may assign this Agreement, the Note, the Mortgage, the Loan Documents and any Assignment and any other documents and instruments executed and/or delivered in connection herewith to any other person, firm or corporation provided that all of the provisions hereof shall continue in full force and effect.

12. No Assignment by the Borrower. The Borrower shall not assign this Agreement or convey, assign, pledge, encumber or mortgage (except for the Mortgage) any part of the Mortgaged Property without the prior written consent of the Bank.

13. Events of Default. Each of the following events shall constitute an “Event of Default” hereunder and under the Note, the Mortgage and the Loan Documents:

(a) The failure by the Borrower to pay any amount due under the Note or Hedging Agreement when due;

(b) The failure by the Borrower to pay within the five (5) business days of when due, any of the Borrower’s other liabilities, obligations, and indebtedness to the Bank under this Agreement, the Note, the Hedging Agreement or any of the Loan Documents;

(c) The failure by the Borrower to comply with the provisions of Sections 7 or 8 hereof;

(d) Except as set forth in (c) above, the failure by the Borrower to promptly, punctually, and faithfully perform, discharge, or comply with any of the Borrower’s non-monetary liabilities, obligations, or covenants to the Bank under any of the Loan Documents, including, but not limited to this Agreement, the Note, the Hedging Agreement, the Negative Pledge and Mortgage, within twenty (20) days of notice thereof (unless a shorter period of time is provided in such Loan Document, in which event, such shorter time period shall apply) (the liabilities, obligations, indebtedness, and covenants described in (a), (b), (c) and (d) are referred to herein as the “Liabilities”);

(e) The determination by the Bank that any representation or warranty heretofore, now, or hereafter made by the Borrower to the Bank, in any document, instrument, agreement, or paper was not true or accurate in any material respect when given;

(f) The occurrence of any event (continuing beyond the expiration of applicable grace and/or cure period, if any) such that the indebtedness of the Borrower equal to or greater than $250,000.00 to any lender other than the Bank could be accelerated, notwithstanding that such acceleration has not taken place;

(g) The occurrence of any event of default (continuing beyond the expiration of applicable grace and/or cure period, if any) under any other documents or agreements by and among the Bank and the Borrower, notwithstanding that the Bank may not have exercised its rights upon default under any such document or agreement;

(h) Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise over all, or any part of the Borrower’s property, provided that any such third party action is not stayed or dismissed within sixty (60) days; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower; the failure by the Borrower to generally pay the debts of the Borrower as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to Title 11, United States Code as amended (commonly referred to as the Bankruptcy Code) or any other federal bankruptcy law; the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or to any other insolvency statute or procedure provided, however, if any such complaint, application, or petition is filed against the Borrower, such event shall not be a default hereunder until the earlier of (x) the entry of an Order for Relief against the Borrower, or (y) sixty (60) days after the filing thereof without the dismissal of such complaint, application, or petition; the calling or sufferance of a meeting of creditors of the Borrower; the meeting by the Borrower with a formal or informal creditors’ committee; the offering by, or entering into by, the Borrower of any composition, extension or any other arrangement seeking relief or extension for the debts of the Borrower, or the initiation of any other judicial or nonjudicial proceeding or agreement, against or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors which is not stayed or dismissed within sixty (60) days of commencement;

(i) The entry of any judgment against the Borrower in amount equal to or greater than $250,000.00, which judgment is not insured over, satisfied, or appealed from (with execution or similar process stayed) within thirty (30) days of its entry;

(j) The service of any process upon the Bank seeking to (i) enforce this Agreement for the benefit of any party other then the Borrower, or (ii) attach by mesne or trustee process any funds of the Borrower on deposit with the Bank which in either case is not stayed (and/or released) within sixty (60) days of service;

(k) The termination of existence, dissolution, winding up, or liquidation of the Borrower;

(l) The sale, transfer, assignment, pledge, mortgage or other disposition or grant of any interest in all or any portion of the Mortgaged Property, without the prior written consent of the Bank, which consent may be granted or withheld by the Bank in its sole discretion;

(m) The failure of the Borrower to satisfy all of the Conditions to Loan Funding set forth in Section 5 above on or before September 30, 2007.

(n) [Intentionally Omitted]

If an Event of Default shall occur and be continuing, the Bank:

(A)	prior to Funding, may declare all obligations of the Bank to fund the Loan immediately and irrevocably terminated, may declare the indebtedness evidenced by the Hedging Agreement to be immediately due and payable, and may seek such other remedies as the Bank may deem appropriate; and

(B)	subsequent to Funding, may declare the indebtedness evidenced by the Note and the Hedging Agreement, and secured by the Mortgage and other Loan Documents to be immediately due and payable; and

(C)	and in either event, may pursue any and all remedies provided for hereunder and in the Note, the Hedging Agreement, the Mortgage, the Negative Pledge, the Loan Documents and any Assignment.

14. Provisions of the Note and the Mortgage. The Note, the Mortgage and the Loan Documents are subject to the conditions, stipulations, agreements and covenants contained herein to the same extent and effect as if fully set forth herein until this Agreement is terminated and all principal, interest and other sums due and owing to the Bank under this Agreement and on the Note, the Hedging Agreement, the Mortgage and the other Loan Documents have been paid in full.

15. Further Assurances. The Borrower shall, on demand of the Bank from time to time, do any act or execute any additional documents at its expense as the Bank shall reasonably request in order to effect and confirm or vest more securely all rights contemplated by this Agreement or the Loan Documents.

16. Parties Bound, etc. The provisions of this Agreement shall be binding upon and inure to the benefit of the Borrower and Bank and their respective successors and assigns (except as otherwise prohibited by this Agreement). This Agreement is a contract between the Bank and the Borrower for their mutual benefit and no third person shall have any right, claim or interest against either the Bank or the Borrower by virtue of any provision hereof or as a result of any action or inaction of the Bank in connection therewith. Each reference herein to the Bank shall be deemed to include its successors and assigns, and each reference to the Borrower and any pronouns referring thereto as used herein shall be construed in the masculine, feminine, neuter, singular or plural as the context may require, and shall be deemed to include successors and assigns of the Borrower, all of whom shall be bound by the provisions hereof.

17. Notice. All notices, demands and other communications made in respect to this Agreement shall be made to the following addresses (each of which may be changed upon seven (7) days written notice to all others) given by hand, by nationally recognized overnight mail delivery, or by certified or registered mail, return receipt requested, as follows:

If to the Bank:	Citizens Bank of Massachusetts 28 State Street Boston, Massachusetts 02109 Attention: Gregory P. Buscone, Senior Vice President David J. Bugbee, Vice President

With a copy to:	Seyfarth Shaw LLP World Trade Center East Two Seaport Lane, Suite 300 Boston, MA 02210 Attention: Christopher P. Chappell, Esquire

If to the Borrower:	Cybex International, Inc. 10 Trotter Drive Medway, Massachusetts 02053 Attention: Mr. Arthur W. Hicks, Jr.

With a copy to:	Archer & Greiner, P.C. One Centennial Square Haddonfield, New Jersey 08033 Attention: James Carll, Esquire

Any such notice shall be deemed received the earlier of (i) two (2) business days after the mailing of such notice in accordance with the terms and conditions and to the addresses provided above, or (ii) the date of which the notice is delivered by hand or by nationally recognized overnight mail delivery to the address and to the individual provided above.

18. Survival of Representations and Warranties. All of the covenants, representations (as of the date when made or deemed to be made) and warranties made in this Agreement shall survive the execution and delivery hereof and the Funding of the Loan, and may be relied upon by the Bank, regardless of any inspection or investigation or lack thereof by the Bank. All covenants, representations and warranties contained in the Note and the Mortgage and in any agreement, certificate, statement, report or other document delivered by or on behalf of the Borrower as provided herein, or otherwise in connection with the transactions contemplated hereby, shall be deemed to have been made in this Agreement.

19. Remedies Cumulative. The rights and remedies of the Bank hereunder, and under the Note and Mortgage, all other agreements, documents and instruments referred to herein and under applicable law are cumulative and not alternative, and such rights and remedies may be exercised singly and concurrently.

20. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid, such invalidity shall not affect other provisions which can be given effect without the invalid provision or application, and to this end, the provisions of this Agreement shall be severable.

21. Waivers, Extensions and Releases. The Bank may at any time and from time to time waive any one or more of the conditions contained herein or extend the time of payment of the Loan or release portions of the Mortgaged Property from the provisions of this Agreement and from the Mortgage, but any such waiver, extension or release shall be deemed to be made in pursuance and not in modification hereof, and any such waiver in any instance or under any particular circumstance shall not be considered a waiver of such condition in any other instance or any other circumstance.

22. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement is and shall be deemed to be a contract entered into pursuant to the laws of The Commonwealth of Massachusetts and shall in all respects be governed, construed, applied and enforced in accordance with the laws of such jurisdiction. The Borrower hereby submits to the jurisdiction of the courts of The Commonwealth of Massachusetts for all purposes with respect to this Agreement and expressly waives any and all objections it may have as to venue in such courts. THE BORROWER, TO THE EXTENT ENTITLED THERETO, WAIVES ANY PRESENT OR FUTURE RIGHT OF THE BORROWER OR ANY ENDORSER OF THE BORROWER OR OF ANY OTHER PERSON LIABLE TO THE BANK ON ACCOUNT OF OR IN RESPECT TO THE LIABILITIES, TO A TRIAL BY JURY IN ANY CASE OR CONTROVERSY IN WHICH THE BANK IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE BANK OR IN WHICH THE BANK IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF, OR IS IN RESPECT TO, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER, ANY SUCH PERSON, AND THE BANK.

23. Termination. This Agreement shall terminate and be of no further force and effect when the Borrower has repaid the indebtedness evidenced by the Note in full and the Borrower has otherwise satisfied all of its obligations to Bank hereunder and under the other Loan Documents.

24. Borrower/Bank Relationship. Nothing contained in this Agreement shall be construed as creating a joint venture or partnership of or between the Bank and the Borrower or to create any other relationship between the parties hereto other than as the Borrower and the Bank, and the Borrower hereby indemnifies and agrees to hold harmless the Bank from any and all damages resulting from such a construction of the relationship of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WITNESS	BORROWER (“the undersigned”)

Cybex International, Inc.

/s/ Patty Waisner	By:	/s/ Arthur W. Hicks, Jr.
	Name:	Arthur W. Hicks, Jr.
	Title:	Executive Vice President

	By:	/s/ John Aglialoro
	Name:	John Aglialoro
	Title:	Chairman and CEO

WITNESS	Bank:
Citizens Bank of Massachusetts

	By:	/s/ Gregory P. Buscone
	Name:	Gregory P. Buscone
	Title:	Senior Vice President